KKR REAL ESTATE FINANCE TRUST INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

New York, NY, February 16, 2021 - KKR Real Estate Finance Trust Inc. (the “Company” or “KREF”) (NYSE: KREF) today reported its financial results for the quarter and full year ended December 31, 2020.

Reported net income attributable to common stockholders of $28.8 million and $53.6 million, or $0.52 and $0.96 per diluted share of common stock, for the three and twelve months ended December 31, 2020, respectively.

Reported Distributable Earnings(1) of $26.5 million and $109.3 million, or $0.48 and $1.95 per diluted share of common stock, respectively, for the three and twelve months ended December 31, 2020, respectively.

Fourth Quarter 2020 Highlights

•Originated six senior loans and one corporate loan to a multifamily operator, together totaling $565.4 million. The six senior loans have a weighted average appraised LTV and coupon of 68% and L+3.9%, respectively.
•$481.8 million liquidity position(2), including $110.8 million of cash and $335.0 million of undrawn capacity on the corporate revolving credit facility (“Revolver”).
•Received loan repayments of $534.6 million.
•Current portfolio:
•$5.0 billion funded portfolio is 97.7% performing with a weighted average risk rating of 3.1.
•99.2% floating-rate with a weighted average loan-to-value ratio (“LTV”)(3) of 67%.
•Multifamily and office loans comprise 81% of the portfolio, while hospitality and retail loans comprise 9%.
•Earnings benefited from low LIBOR given in-place rate floors, as approximately 85% of the portfolio is subject to a LIBOR floor of at least 1.0% with a weighted average floor of 1.64%.
•Net repaid $271.4 million on financing facilities.

2020 Highlights

•Originated 10 floating-rate loans totaling $917.9 million.
•Executed a $300.0 million secured term loan and entered into a $500.0 million warehouse financing facility.
•Increased the borrowing capacity on the Revolver to $335.0 million.
•83% of the secured financing was completely non-mark-to-market, and the remaining balance is only subject to mark-to-credit, as of December 31, 2020.
•Repurchased 2,037,637 shares of common stock at an average price per share of $12.27, for a total of $25.0 million.
•Book value was $1,043.6 million or $18.76 per share as of December 31, 2020, inclusive of CECL allowance of $60.7 million or ($1.09) per common share.

Matt Salem, Chief Executive Officer of KREF, said: “KREF achieved record distributable earnings for the year bolstered by another strong performance in the fourth quarter. The fourth quarter also marked our return to offense with $565 million of new originations and a continued focus on institutional real estate owned by high quality sponsors. KREF remains well positioned for the year ahead supported by a conservative portfolio and robust pipeline.”

Patrick Mattson, President and Chief Operating Officer of KREF, added: “The volatility at the onset of COVID-19 showcased KREF’s best in class liabilities. Over the course of the year we made our inaugural debut in the corporate credit market, expanded our corporate revolver, and increased our fully non-mark-to-market financing to an industry leading 83%.”

(1)Commencing with the Company’s fourth quarter 2020 earnings release and Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and for subsequent reporting periods, the Company has elected to present Distributable Earnings, a measure that is not prepared in accordance with GAAP, as a supplement to KREF’s GAAP net income reporting. Refer to page 6 for the definition of Distributable Earnings.
(2)Excludes $274.7 million of unencumbered senior loans that can be pledged to financing facilities subject to lender approval, as of December 31, 2020.
(3)LTV is generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated or by the current principal amount as of the date of the most recent as-is appraised value.

Portfolio Performance

Collected 99.4% and 97.1% of interest payments due on loan portfolio for the year ended December 31, 2020 and for the month ended January 31, 2021, respectively. As of December 31, 2020, the average risk rating of the Company's portfolio was 3.1 (Average Risk), weighted by outstanding principal amount, as compared to 3.1 as of September 30, 2020.

Fourth Quarter 2020 Investment Activity

Loan Originations

The Company committed capital and funded to the following floating-rate loans ($ in thousands):

Description/ Location	Property Type	Month Originated	Committed Principal Amount	Initial Principal Funded	Interest Rate (A)	Maturity Date(B)	LTV
Senior Loan, Arlington VA(C)	Multifamily	October 2020	$70,895	$68,000	L + 3.8%	October 2025	73%
Senior Loan, Denver CO(D)	Multifamily	October 2020	40,000	38,500	L + 3.6	November 2024	49
Senior Loan, Oakland CA(E)	Office	October 2020	159,690	94,720	L + 4.3	November 2025	65
Senior Loan, Austin, TX	Multifamily	December 2020	80,000	78,000	L + 3.7	December 2024	77
Senior Loan, Washington D.C.	Multifamily	December 2020	69,000	64,954	L + 3.5	December 2025	63
Senior Loan, Denver, CO	Industrial	December 2020	95,766	18,430	L + 3.8	January 2026	76
Real Estate Corporate Loan(F)	Multifamily	December 2020	50,000	50,000	L + 12.0	December 2025	n/a
Total/ Weighted Average			$565,351	$412,604	L + 4.6%		68%

(A)    Floating rate based on one-month USD LIBOR. The weighted average interest rate floor for the six senior loans is 4.5%.
(B)    Maturity date assumes all extension options are exercised, if applicable.
(C)    The total whole loan is $141.8 million, co-originated and co-funded by the Company and a KKR affiliate on a pari passu basis. The Company's interest is 50% of the loan.
(D)    The total whole loan is $80.0 million, co-originated and co-funded by the Company and a KKR affiliate on a pari passu basis. The Company's interest is 50% of the loan.
(E)    The total whole loan is $509.9 million, co-originated and co-funded by the Company and a KKR affiliate. The Company's interest was 31% of the loan or $159.7 million, of which $134.7 million in senior notes were syndicated to third party lenders. Post syndication, the Company retained a mezzanine loan with a commitment of $25.0 million, of which $14.8 million was funded as of December 31, 2020, at an interest rate of L+12.9%.
(F)    The total loan amount is $125.0 million, co-originated and co-funded fully by the Company and KKR affiliates. The Company’s interest is 40% of the loan. The borrower is a full service, vertically-integrated multifamily real estate acquisition, development, and operating company. The loan is partially secured by equity interests in the borrower’s underlying real estate portfolio.

Quarter End Portfolio Summary

The following table sets forth certain information regarding the Company’s portfolio at December 31, 2020 ($ in millions):

Investment	Committed Principal Amount(A)	Outstanding Principal Amount(A)	Amortized Cost(B)	Carrying Value(C)	Max Remaining Term (Years)(D)(E)	Weighted Average LTV(D)
Senior Loans	$5,416.2	$4,886.6	$4,867.1	$4,808.7	3.3	67%
Non-Senior Loans(G)	75.5	75.5	69.9	68.5	4.6	67
CMBS B-Pieces(F)	40.0	35.7	35.7	35.7	8.5	58
Total/Weighted Average	$5,531.7	$4,997.8	$4,972.7	$4,912.9	3.4	67%

(A)    Senior loans include senior mortgages and similar credit quality investments, including junior participations in the Company's originated senior loans for which it has syndicated the senior participations and retained the junior participations for its portfolio and excludes vertical loan syndications.
(B)    Amortized cost represents the outstanding face amount of loan, net of applicable unamortized discounts, loan origination fees and a $4.7 million write-off on one $5.5 million impaired mezzanine loan.
(C)    Carrying value represents the amortized cost of loan, net of applicable allowance for credit losses.
(D)    Weighted by current principal amount for the Company's senior, mezzanine and real estate corporate loans and by net equity for its CMBS B-Piece investments through an aggregator vehicle. Weighted Average LTV does not include one fully funded corporate loan to a multifamily operator with an outstanding principal amount of $50.0 million.
(E)    Max remaining term (years) assumes all extension options are exercised, if applicable.
(F)    Represents a $35.7 million investment in an aggregator vehicle that invests in CMBS B-Pieces with a net equity balance on a fair market value basis of $33.3 million.
(G)    Includes two fully funded mezzanine loans with an aggregate outstanding principal amount of $25.5 million and one fully funded corporate loan to a multifamily operator with an outstanding principal amount of $50.0 million at December 31, 2020.

Non-GAAP Financial Measures

Reconciliation of Distributable Earnings to Net Income Attributable to Common Stockholders

The table below reconciles Distributable Earnings and related diluted per share amounts to net income attributable to common stockholders and related diluted per share amounts, respectively, for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019 and the years ended December 31, 2020 and 2019, respectively ($ in thousands, except per share data):

	Three Months Ended	Per Diluted Share	Three Months Ended	Per Diluted Share	Three Months Ended	Per Diluted Share
	December 31, 2020		September 30, 2020		December 31, 2019
Net Income (Loss) Attributable to Common Stockholders	$28,776	$0.52	$31,351	$0.56	$24,789	$0.43
Adjustments
Non-cash equity compensation expense	1,305	0.02	1,390	0.02	1,017	0.02
Unrealized (gains) or losses(A)	(203)	—	(178)	—	(407)	(0.01)
Provision for (Reversal of) credit losses, net	(3,438)	(0.06)	(126)	—	—	—
Non-cash convertible notes discount amortization	91	—	91	—	91	—
Distributable Earnings	$26,531	$0.48	$32,528	$0.58	$25,490	$0.44
Weighted average number of shares of common stock outstanding, diluted	55,669,230		55,632,170		57,595,424

(A)    Includes ($0.1) million, ($0.3) million and ($0.4) million non-cash redemption value adjustment of the Special Non-Voting Preferred Stock and ($0.1) million, $0.1 million and $0.0 million of unrealized mark-to-market adjustment to the Company's underlying CMBS investments for the three months ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively.

	Year Ended	Per Diluted Share	Year Ended	Per Diluted Share
	December 31, 2020		December 31, 2019
Net Income (Loss) Attributable to Common Stockholders	$53,553	$0.96	$90,492	$1.57
Adjustments
Non-cash equity compensation expense	5,676	0.10	4,091	0.07
Unrealized (gains) or losses(A)	4,036	0.06	1,179	0.02
Provision for credit losses, net	50,344	0.90	—	—
Loan write-off	(4,650)	(0.08)	—	—
Non-cash convertible notes discount amortization	362	0.01	360	0.01
Reversal of previously unrealized loss now realized	—	—	191	—
Distributable Earnings	$109,321	$1.95	$96,313	$1.67
Weighted average number of shares of common stock outstanding, diluted	56,057,237		57,532,490

(A)    Includes $0.2 million and ($1.2) million non-cash redemption value adjustment of the Special Non-Voting Preferred Stock and $3.9 million and $0.0 million of unrealized mark-to-market adjustment to the Company's underlying CMBS investments for the years ended December 31, 2020 and 2019, respectively.

Book Value

The Company’s book value per share of common stock was $18.76 at December 31, 2020, as compared to book value per share of common stock of $18.73 and $19.52 at September 30, 2020 and December 31, 2019, respectively.

Book value per share as of December 31, 2020 includes the impact of CECL credit loss allowance of $60.7 million, or ($1.09) per common share. See Note 2 — Summary of Significant Accounting Policies, to the Company's consolidated financial statements included in the Form 10-K for the fiscal year ended December 31, 2020 for detailed discussion of allowance for credit losses.

In addition, book value per share includes the impact of a ($0.2) million, or $0.00 per common share, non-cash redemption value adjustment to the redeemable Special Non-Voting Preferred Stock (“SNVPS”) for the year ended December 31, 2020, resulting in a cumulative (since issuance of the SNVPS) decrease of $1.9 million, or ($0.03) per common share to the book value (“SNVPS Cumulative Impact”) as of December 31, 2020. Upon redemption of the SNVPS, the Company's book value will increase as a result of a one-time gain, thus substantially eliminating the SNVPS Cumulative Impact on the book value. See Note 10 — Equity, to the Company's consolidated financial statements included in this Form 10-K, for detailed discussion of the SNVPS.

Subsequent Events

The following events occurred subsequent to December 31, 2020:

Investing Activities

The Company originated the following senior loans:

Description/ Location	Property Type	Month Originated	Committed Principal Amount	Initial Principal Funded	Interest Rate (A)	Maturity Date(B)	LTV
Senior Loan, Dallas, TX	Office	January 2021	$87,000	$87,000	L + 3.3%	February 2026	65%
Senior Loan, Boston, MA(C)	Office	February 2021	187,500	187,500	L + 3.3	February 2026	71
Total/ Weighted Average			$274,500	$274,500	L + 3.3%		69%

(A)    Floating rate based on one-month USD LIBOR.
(B)    Maturity date assumes all extension options are exercised, if applicable.
(C)    The total whole loan is $375.0 million, co-originated and co-funded by the Company and a KKR affiliate on a pari passu basis. The Company's interest is 50% of the loan.

Funding of Previously Closed Loans

The Company funded approximately $19.3 million for previously closed loans.

Loan Repayments

The Company received approximately $24.3 million from loan repayments.

Financing Activities

The Company net borrowed approximately $259.0 million under its financing agreements.

Corporate Activities

Dividends

In January 2021, the Company paid $23.9 million in dividends on its common stock, or $0.43 per share, with respect to the fourth quarter of 2020, to stockholders of record on December 31, 2020.

Teleconference Details:

The Company will host a conference call to discuss its financial results on Wednesday, February 17, 2021 at 10:00 a.m. Eastern Time. Members of the public who are interested in participating in the Company’s fourth quarter and full year 2020 earnings teleconference call should dial from the U.S., (844) 784-1730, or from outside the U.S., +1 (412) 380-7410, shortly before 10:00 a.m. and reference the KKR Real Estate Finance Trust Inc. Teleconference Call; a pass code is not required. Please note the teleconference call will be available for replay beginning approximately two hours after the broadcast. To access the replay, callers from the U.S. should dial (877) 344-7529 and callers from outside the U.S. should dial +1 (412) 317-0088, and enter conference identification number 10150772.

Webcast:

The conference call will also be available on the Company’s website at www.kkrreit.com. To listen to a live broadcast, please go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. A replay of the webcast will also be available for 30 days on the Company’s website.

Supplemental Information

The slide presentation accompanying this release and containing supplemental information about the Company’s financial results for the fiscal quarter ended December 31, 2020 may also be accessed through the investor relations section of the Company’s website at www.kkrreit.com.

About KKR Real Estate Finance Trust Inc.

KKR Real Estate Finance Trust Inc. (NYSE: KREF) is a real estate investment trust that primarily originates or acquires transitional senior loans collateralized by institutional-quality commercial real estate assets that are owned and operated by experienced and well-capitalized sponsors and located in liquid markets with strong underlying fundamentals. The Company's target assets also include mezzanine loans, preferred equity and other debt-oriented instruments with these characteristics. The Company is externally managed and advised by KKR Real Estate Finance Manager LLC, a registered investment adviser and an indirect subsidiary of KKR & Co. Inc., a leading global alternative investment firm with over 40-year history of leadership, innovation and investment excellence and $251.7 billion of assets under management as of December 31, 2020.

Additional information can be found on the Company’s website at www.kkrreit.com.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current views with respect to, among other things, its future operations and financial performance. You can identify these forward looking statements by the use of words such as “outlook,” “believe,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. By their nature, forward-looking statements speak only as of the date they are made, are not statements of historical fact or guarantees of future performance and are subject to risks, uncertainties, assumptions or changes in circumstances that are difficult to predict or quantify, in particular due to the uncertainties created by the COVID-19 pandemic, including the projected impact of COVID-19 on the Company's business, financial performance and operating results. The forward-looking statements are based on the Company’s beliefs, assumptions and expectations, taking into account all information currently available to it. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to the Company or are within its control. Such forward-looking statements are subject to various risks and uncertainties, including, among other things: the severity and duration of the COVID-19 pandemic; potential risks and uncertainties relating to the ultimate geographic spread of COVID-19; actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact; the potential negative impacts of COVID-19 on the global economy and the impacts of COVID-19 on the Company’s financial condition and business operations; adverse developments in the availability of desirable investment opportunities whether they are due to competition, regulation or otherwise; the general political, economic and competitive conditions in the United States and in any foreign jurisdictions in which the Company invests; the level and volatility of prevailing interest rates and credit spreads; adverse changes in the real estate and real estate capital markets; difficulty or delays in redeploying the proceeds from repayments of existing investments; general volatility of the securities markets in which the Company participates; changes in the Company’s business, investment strategies or target assets; deterioration in the performance of the properties securing the Company’s investments that may cause deterioration in the performance of the Company’s investments and, potentially, principal losses to the Company; acts of God such as hurricanes, earthquakes and other natural disasters, pandemics such as COVID-19, acts of war and/or terrorism and other events that may cause unanticipated and uninsured performance declines and/or losses to the Company or the owners and operators of the real estate securing the Company’s investments; the adequacy of collateral securing the Company’s investments and declines in the fair value of the Company’s investments; difficulty in obtaining financing or raising capital; difficulty in successfully managing the Company’s growth, including integrating new assets into the Company’s existing systems; reductions in the yield on the Company’s investments and increases in the cost of the Company’s financing; defaults by borrowers in paying debt service on outstanding indebtedness; the availability of qualified personnel and the Company’s relationship with its manager, KKR Real Estate Finance Manager LLC; subsidiaries of KKR & Co. Inc. control the Company and KKR's interests may conflict with those of the Company’s stockholders in the future; the cost of operating the Company’s platform, including, but not limited to, the cost of operating a real estate investment platform; adverse legislative or regulatory developments; the Company’s qualification as a real estate investment trust ("REIT") for U.S. federal income tax purposes and its exclusion from registration under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and authoritative accounting principles generally accepted in the United States of America ("GAAP") or policy changes from such standard-setting bodies such as the Financial Accounting Standards Board (the "FASB"), the Securities and Exchange Commission (the "SEC"), the Internal Revenue Service, the New York Stock Exchange and other authorities that the Company is subject to, as well as their counterparts in any foreign jurisdictions where the Company might do business; and other risks and uncertainties, including those described under Part I-Item 1A. “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in this release. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements and information included in this release and in the Company’s filings with the SEC. All forward-looking statements in this release speak only as of the date of this release. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law.

CONTACT INFORMATION

Investor Relations:
KKR Real Estate Finance Trust Inc.
Anna Thomas
Tel: +1-888-806-7781 (U.S.) / +1-212-763-9048 (Outside U.S.)
KREF-IR@kkr.com

Media:
Kohlberg Kravis Roberts & Co. L.P.
Cara Major or Miles Radcliffe-Trenner
Tel: +1-212-750-8300
media@kkr.com

Definitions:

“Loan-to-value ratio”: Generally based on the initial loan amount divided by the as-is appraised value as of the date the loan was originated or by the current principal amount as of the date of the most recent as-is appraised value. For the CMBS B-Pieces, LTV is based on the weighted average LTV of the underlying loan pool.

“Distributable Earnings”: Commencing with the Company's fourth quarter 2020 earnings release and Annual Report on Form 10-K for the fiscal year then ended and for subsequent reporting periods, the Company has elected to present Distributable Earnings, a measure that is not prepared in accordance with GAAP, as a supplement to the Company's net income reporting. The Company believes this metric will be a useful indicator for investors in evaluating the Company’s operating performance and its ability to pay dividends. Distributable Earnings replaces the Company’s prior presentation of Core Earnings, and Core Earnings presentations from prior reporting periods have been recast as Distributable Earnings.

The Company defines Distributable Earnings as net income (loss) attributable to stockholders or, without duplication, owners of the Company's subsidiaries, computed in accordance with GAAP, including realized losses not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (iv) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items agreed upon after discussions between the Company’s Manager and board of directors and after approval by a majority of the independent directors. The exclusion of depreciation and amortization from the calculation of Distributable Earnings only applies to debt investments related to real estate to the extent the Company forecloses upon the property or properties underlying such debt investments.

While Distributable Earnings excludes the impact of the unrealized current provision for credit losses, any loan losses are charged off and realized through Distributable Earnings when deemed non-recoverable. Non-recoverability is determined (i) upon the resolution of a loan (i.e. when the loan is repaid, fully or partially, or in the case of foreclosure, when the underlying asset is sold), or (ii) with respect to any amount due under any loan, when such amount is determined to be non-collectible.

Distributable Earnings should not be considered as a substitute for GAAP net income. The Company cautions readers that its methodology for calculating Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, the Company’s reported Distributable Earnings may not be comparable to similar measures presented by other REITs.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)

	December 31, 2020	December 31, 2019
Assets
Cash and cash equivalents	$110,832	$67,619
Commercial mortgage loans, held-for-investment	4,844,534	4,931,042
Less: Allowance for credit losses	(59,801)	—
Commercial mortgage loans, held-for-investment, net	4,784,733	4,931,042
Equity method investments	33,651	37,469
Accrued interest receivable	15,412	16,305
Other assets(A)	20,984	4,583
Total Assets	$4,965,612	$5,057,018

Liabilities and Equity
Liabilities
Secured financing agreements, net	$2,574,747	$2,884,887
Collateralized loan obligation, net	810,000	803,376
Secured term loan, net	288,028	—
Convertible notes, net	140,465	139,075
Loan participations sold, net	66,232	64,966
Dividends payable	24,287	25,036
Accrued interest payable	5,381	6,686
Accounts payable, accrued expenses and other liabilities(B)	4,823	3,363
Due to affiliates	6,243	5,917
Total Liabilities	3,920,206	3,933,306

Commitments and Contingencies	—	—

Temporary Equity
Redeemable preferred stock	1,852	1,694

Permanent Equity
Preferred stock, 50,000,000 authorized 1 share with par value of $0.01 issued and outstanding as of December 31, 2020 and 2019, respectively)	—	—
Common stock, 300,000,000 authorized (55,619,428 and 57,486,583 shares with par value of $0.01 issued and outstanding as of December 31, 2020 and 2019, respectively)	556	575
Additional paid-in capital	1,169,695	1,165,995
Accumulated deficit	(65,698)	(8,594)
Repurchased stock, 3,900,326 and 1,862,689 shares repurchased as of December 31, 2020 and 2019, respectively	(60,999)	(35,958)
Total KKR Real Estate Finance Trust Inc. stockholders’ equity	1,043,554	1,122,018
Total Permanent Equity	1,043,554	1,122,018
Total Liabilities and Equity	$4,965,612	$5,057,018

(A)     Includes $15.9 million and $0.0 million of loan repayment proceeds held by the servicer and receivable by KREF as of December 31, 2020 and 2019, respectively.
(B)     Includes $0.9 million and $0.0 million of expected loss reserve for unfunded loan commitments as of December 31, 2020 and 2019, respectively.

KKR Real Estate Finance Trust Inc. and Subsidiaries

Consolidated Statements of Income
(Amounts in thousands, except share and per share data)

	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net Interest Income
Interest income	$63,201	$67,689	$72,417	$269,188	$274,335
Interest expense	28,835	28,832	41,333	127,312	158,860
Total net interest income	34,366	38,857	31,084	141,876	115,475

Other Income
(Loss) gain on sale of investments	—	—	71	—	(2,688)
Income (loss) from equity method investments	1,168	973	1,254	537	4,568
Change in net assets related to CMBS consolidated variable interest entities	—	—	—	—	1,665
Other income	86	102	447	744	2,453
Total other income (loss)	1,254	1,075	1,772	1,281	5,998

Operating Expenses
General and administrative	2,862	3,563	2,676	14,238	10,522
Provision for (Reversal of) credit losses, net	(3,438)	(126)	—	50,344	—
Management fees to affiliate	4,252	4,223	4,280	16,992	17,135
Incentive compensation to affiliate	2,929	990	1,174	6,774	3,272
Total operating expenses	6,605	8,650	8,130	88,348	30,929

Income (Loss) Before Income Taxes, Preferred Dividends and Redemption Value Adjustment	29,015	31,282	24,726	54,809	90,544
Income tax expense	157	96	213	412	579
Net Income (Loss)	28,858	31,186	24,513	54,397	89,965
Preferred Stock Dividends and Redemption Value Adjustment	82	(165)	(276)	844	(527)
Net Income (Loss) Attributable to Common Stockholders	$28,776	$31,351	$24,789	$53,553	$90,492

Net Income (Loss) Per Share of Common Stock
Basic	$0.52	$0.56	$0.43	$0.96	$1.58
Diluted	$0.52	$0.56	$0.43	$0.96	$1.57
Weighted Average Number of Shares of Common Stock Outstanding
Basic	55,619,428	55,491,405	57,486,583	55,985,014	57,426,912
Diluted	55,669,230	55,632,170	57,595,424	56,057,237	57,532,490

Dividends Declared per Share of Common Stock	$0.43	$0.43	$0.43	$1.72	$1.72